EXHIBIT 99.1

FOR RELEASE	FOR MORE INFORMATION, CONTACT
October 28, 2026	Lisa F. Campbell | EVP | Chief Financial Officer
F&M Bank Corp.	540-896-1705
OTCQX: FMBM	fmbankva.com

F&M BANK CORP. REPORTS
THIRD QUARTER 2026 EARNINGS AND QUARTERLY DIVIDEND

Financial results from operations remain strong for the

 three- and nine-month periods ended September 30, 2026.

See associated, unaudited summary consolidated financial data for additional information.

Timberville, VA / October 28, 2026 . . . F&M Bank Corp. (the “Company” or “F&M”), (OTCQX: FMBM), the parent company of Farmers & Merchants Bank (“F&M Bank” or the “Bank”), today reports earnings for the three- and nine-month periods ended September 30, 2026.

Net income for third quarter 2026 was $2.64 million, or $0.74 per diluted share, compared to net income reported for second quarter 2026 of $5.37 million, or $1.50 per diluted share, and net income reported for third quarter 2025 of $2.92 million, or $0.82 per diluted share. For the nine-month period ended September 30, 2026, net income was $11.24 million, or $3.14 per diluted share, exceeding net income of $8.34 million, or $2.35 per diluted share, reported for the same period in 2025.

At September 30, 2026, the Company had total assets of $1.4 billion, total loans held for investment of $970.2 million, and total deposits of $1.28 billion. This reflects growth of $45.7 million, or 3.33%, in total assets; $83.9 million, or 9.47%, in total loans; and $36.4 million, or 2.92%, in total deposits over totals reported at December 31, 2025. During third quarter 2026, total loans grew by $44.9 million, or 4.85%, and total deposits grew by $24.1 million, or 1.92%.

“Our financial performance for 2026 continues to be strong,” said CEO Mike Wilkerson. “These results reflect a number of key factors: the F&M Team is extraordinary in their commitment, their efforts, and their energy in delivering exceptional customer service, expanding current relationships, and establishing new relationships. Their resolve has a meaningful impact on families, farmers, and businesses in the communities we serve. As a result, our diversified lines of business are all experiencing positive results year to date.

1

“Nine months ago, we began doing business in Warrenton and Fauquier County by hiring the right leader and initial team for this community. At the same time, we expanded our agricultural and commercial real estate lending and credit management capabilities across the F&M Bank footprint. We did so by making a strategic investment in exceptionally talented and experienced banking professionals who bring deep knowledge of the local market and outstanding expertise. Our impressive loan growth during third quarter 2026 is proof that talented, dedicated people make all the difference at a true community bank.

“As we serve and grow, our focus remains on safely and soundly creating sufficient, sustainable profit in order to meet the expectations of our shareholders.”

THIRD QUARTER 2026 HIGHLIGHTS

•	Net income was $2.64 million, or $0.74 earnings per diluted share, compared to $5.37 million for second quarter 2026 and $2.92 million for third quarter 2025.
•

Return on average assets was 0.74% compared to 1.54% for second quarter 2026 and 0.87% for third quarter 2025. Return on average equity was 9.26%, compared to 19.54% for second quarter 2026 and 11.99% for third quarter 2025.

•	Net interest margin was 3.69% compared to 3.79% for second quarter 2026 and 3.36% for third quarter 2025.
•

Total assets were $1.42 billion at quarter end, an increase of $45.7 million from $1.37 billion at year-end 2025. Loans held for investment grew to $970.2 million, an increase of $83.9 million from year-end 2025. Total deposits were $1.28 billion, increasing by $36.4 million during the same period, with growth in both interest-bearing and noninterest‑bearing deposits.

•

Asset quality remains solid. Nonperforming loans as a percentage of total loans remained static as of September 30, 2026, and June 30, 2026, at 0.43%, declining from 0.68% as of December 31, 2025. Net charge‑offs as a percentage of average loans were 0.17% for third quarter 2026, compared to 0.06% for second quarter 2026 and 0.49% for third quarter 2025.

•

A provision for credit losses of $1.53 million was recognized during the quarter, compared to a provision of $269,000 in second quarter 2026 and a provision of $539,000 in third quarter 2025. The increased provision reflects positive loan growth and recent adjustments to qualitative factors used in the allowance model.

•	Book value per share and tangible book value per share¹ were $31.06 and $30.18, respectively.
•

Note: As previously reported, second quarter 2026 results included two nonrecurring items: a one-time gain from the sale of the Bank’s ownership interest in Bearing Insurance and a loss from a bond portfolio restructuring. Net income for the second quarter 2026 included $1.09 million in after-tax net gains related to these two items. The impact of this is reflected in both linked quarter and year-to-year comparisons.

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THIRD QUARTER 2026 INCOME STATEMENT REVIEW

Net Interest Income

Net interest income totaled $12.29 million for third quarter 2026, a decrease of $38,000, or 0.31%, on a linked-quarter basis and an increase of $1.80 million, or 17.14%, year-to-year. The linked‑quarter decrease was driven by a $369,000 increase in interest income offset by an increase in interest expense of $407,000. Interest income grew from second to third quarter, driven by the increase in average balance of loans held for investment, even with the impact of a second quarter recovery of interest and fees on the payout of a nonaccrual loan. The linked quarter increase in interest expense is the result of growth in time deposits during the quarter.

The year‑over‑year increase was primarily the result of loan growth, which contributed to a $1.42 million increase in interest income, along with a $379,000 decrease in interest expense. The decrease in interest expense in the year-over-year comparison was driven by a shift from higher-cost time deposits to lower-cost interest checking and money market accounts.

Net interest margin decreased to 3.69%, compared to 3.79% for second quarter 2026 and 3.36% for third quarter 2025. In second quarter 2026, the recovery of interest on a paid out non-accrual loan increased the earning asset yield and net interest margin by 6 basis points. Yield on earning assets was 5.54%, compared to 5.56% on a linked-quarter basis and 5.45% for the same quarter last year. Cost of funds was 1.92%, an increase of 9 basis points quarter-to-quarter and a decrease of 22 basis points year-to-year.

Provision for Credit Losses

The Bank recorded a provision for credit losses of $1.53 million during third quarter 2026, compared to a provision of $269,000 in second quarter 2026 and a provision of $539,000 in third quarter 2025. The third quarter 2026 provision included a $1.54 million provision for loans held for investment and a $9,000 recovery of reserve for unfunded loan commitments. The increase in the provision when compared to both historical periods was driven by qualitative factor updates to the allowance model, as well as loan portfolio growth of $44.91 million during the third quarter and $83.92 million year-to-date.

Nonperforming loans were $4.19 million at the end of the quarter, a $242,000 increase during the quarter and a $3.27 million decrease from September 30, 2025. Net charge-offs for the quarter were $410,000 or 0.17%, higher than 0.06% for second quarter 2026 and lower than 0.49% for third quarter 2025. Year-to-date net charge-offs were $738,000, $1.04 million lower than for the same period in 2025.

Noninterest Income

Total noninterest income was $2.93 million for third quarter 2026, compared to $4.85 million on a linked-quarter basis and $2.73 million year-to-year. The $1.9 million decrease from second quarter 2026 is primarily attributable to the $4.8 million gain on the sale of Richmond-based Bearing Insurance, which was partially offset by the $3.5 million loss on the restructuring of the Bank’s available for sale (“AFS”) securities portfolio. The $196,000 increase from third quarter 2025 resulted from a volume-related increase in title insurance income.

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Noninterest Expenses

Noninterest expenses totaled $10.67 million for third quarter 2026, compared to $10.45 million on a linked-quarter basis and $9.32 million year-to-year. The $225,000 increase compared to the linked quarter was primarily driven by increased compensation expense, partially offset by declines in ATM and check card fees and legal and professional fees. The $1.4 million increase compared to a year ago was primarily attributable to increased compensation expense, legal and professional fees, and other operating expenses, and was partially offset by a reduction in ATM and check card fees.

THIRD QUARTER 2026 BALANCE SHEET REVIEW

Total assets were $1.42 billion at September 30, 2026, an increase of $45.7 million, or 3.33%, from December 31, 2025. Loans held for investment increased by $83.9 million, or 9.47%, to $970.2 million for the same period. Loan growth since year-end 2025 was driven by increases of $31.1 million in residential mortgage loans, $7.1 million in multifamily loans, $9.2 million in home equity loans, $12.3 million in commercial and industrial loans, $28.8 million in nonowner‑occupied commercial real estate loans, $13.7 million in loans secured by farmland, and $9.2 million in other construction and land development loans. These increases were partially offset by decreases of $9.2 million in residential construction loans, $5.2 million in owner‑occupied commercial real estate loans, and $13.6 million in automobile loans. All remaining loan categories increased by a net $468,000.

Investment securities decreased by $34.0 million, or 9.9%, since December 31, 2025, to $311.3 million at the end of third quarter 2026. The decrease reflected sales of $29.8 million and purchases of $49.0 million, including the restructuring of the AFS securities portfolio in June 2026. The average yield on the bond purchases in the first nine months of 2026 was 4.91%. Other changes included $37.0 million in paydowns of mortgage-backed securities, $12.9 million in maturities and calls, net premium amortization of $114,000, and a $3.3 million increase in unrealized losses within the securities portfolio. Total unrealized loss on the portfolio increased to $24.3 million as of September 30, 2026, compared to $21.0 million at December 31, 2025.

Total deposits were $1.28 billion on September 30, 2026, an increase of $36.4 million, or 2.92%, from December 31, 2025. The increase reflected growth of $792,000, or 0.28%, in noninterest‑bearing deposits and $35.6 million, or 3.68%, in interest‑bearing deposits during the first nine months of the year.

Shareholders’ equity increased by $6.4 million, or 6.18% during the first nine months of the year, to $110.4 million at quarter end. The increase was driven by $11.2 million in net income, $312,000 related to shares issued, $437,000 in stock‑based compensation expense, partially offset by $2.8 million in dividends paid, $2.6 million in other comprehensive losses, and $136,000 in net vesting of restricted stock. Book value per share increased from $29.49 at December 31, 2025, to $31.06 at September 30, 2026, while tangible book value per share1 increased from $28.60 to $30.18 over the same period.

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LIQUIDITY

On‑balance sheet liquid assets, including cash and cash equivalents, unpledged investment securities, and loans held for sale, totaled $281.7 million on September 30, 2026, representing 19.86% of total assets, compared to $289.0 million, or 21.05% of total assets, at December 31, 2025.

In addition to on‑balance sheet liquidity, the Bank had access to significant off‑balance sheet liquidity sources. As of September 30, 2026, available unsecured federal funds lines totaled $90.0 million. The Bank also maintained a secured line of credit with the Federal Home Loan Bank with available borrowing capacity of $214.4 million, secured by a blanket lien on qualifying loans. The Bank pledged securities with a collateral value of $88.8 million to the Federal Reserve Bank discount window, which may be used for overnight borrowings.

LOAN PORTFOLIO

The Company’s loan portfolio remains diversified. Residential mortgage loans totaled $280.4 million on September 30, 2026, representing 28.91% of total loans. Total commercial real estate loans, including both owner‑occupied and nonowner‑occupied properties, totaled $234.7 million, or 24.19% of total loans. Loans secured by farmland totaled $128.7 million or 13.27% of total loans. The outstanding balance of automobile loans originated through the dealer finance division totaled $63.5 million, representing 6.55% of the loan portfolio.

Additional details regarding loan portfolio composition as of September 30, 2026, and for the preceding four quarters are provided under the heading “Loan Data” in the tables accompanying this release.

ASSET QUALITY AND ALLOWANCE FOR CREDIT LOSSES

Asset quality metrics remained solid during third quarter 2026. Nonperforming loans as a percentage of total loans remained static as of September 30, 2026, and June 30, 2026, at 0.43%, declining from 0.68% as of December 31, 2025. Net charge‑offs as a percentage of average loans were 0.17% for third quarter 2026, compared to 0.06% for second quarter 2026 and 0.49% for third quarter 2025.

The allowance for credit losses on loans (“ACLL”) totaled $9.2 million at September 30, 2026, an increase of $1.4 million, or 17.91%, from December 31, 2025. The ACLL as a percentage of loans increased by 7 basis points to 0.95% of loans held for investment from the end of 2025 to September 30, 2026. The increase in the allowance reflected overall growth in loans held for investment of $83.9 million during the period and a change in the qualitative factors used in the allowance model. The reserve for unfunded loan commitments totaled $740,000 as of September 30, 2026, compared to $766,000 as of December 31, 2025 as a result of changes in unused commitments from one period to the next.

DIVIDEND DECLARATION

On October 22, 2026, our Board of Directors declared a dividend of $0.26 per share to common shareholders. Based on our most recent trade price of $40.90 per share, this constitutes a 2.54% yield on an annualized basis. The dividend will be paid on November 30, 2026, to shareholders of record as of November 14, 2026.

1 Tangible book value per share is a non-GAAP financial measure. Further information can be found under the heading “Non-GAAP Financial Measures” and in the non-GAAP reconciliation table accompanying this release.

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ABOUT US

F&M Bank Corp. is an independent, publicly traded, financial holding company offering a full range of financial services through our subsidiary, Farmers & Merchants Bank’s (F&M Bank), fourteen banking offices in Rockingham, Shenandoah, and Augusta counties, Virginia, and the cities of Winchester and Waynesboro, Virginia. The Company also owns VSTitle, a title company subsidiary. Founded in 1908 to serve the farmers and merchants of the Shenandoah Valley, where both the Company and the Bank are headquartered, F&M Bank is committed to the success of the agricultural industry, small business ventures, and the nonprofit sector.F&M’s values, which are gregarious, resolute, original, and wholehearted (G.R.O.W.), combined with our brand pillars of sustenance, security, and enrichment, shape the Company’s decision-making, philanthropy, and volunteerism. The only publicly traded organization based in Rockingham County, we offer a diverse suite of financial products and services, and a strong team dedicated to living our mission of being the financial partner of choice in the Shenandoah Valley both today and tomorrow, as we have been since 1908. Additional information may be found by visiting our website: fmbankva.com.

NON-GAAP FINANCIAL MEASURES

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible assets, tangible common equity, and tangible book value per share, to supplement the evaluation of the Company’s financial condition and performance. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that is essential to a proper understanding of the Company’s operating results. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A definition of tangible book value per share is included in the footnotes to the table accompanying this release.

RECLASSIFICATIONS

Certain prior period amounts in the consolidated balance sheet and changes in shareholders’ equity have been reclassified to conform to current period presentation. These reclassifications had an immaterial impact on previously reported assets, per share data, and shareholders’ equity.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as defined by federal securities laws, which are subject to significant risks and uncertainties. These include statements regarding future plans, strategies, results, or expectations that are not historical facts, and are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “will,” “estimate,” “project,” “potential,” or similar expressions. These statements are based on estimates and assumptions, and our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Our actual results could differ materially from those contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, the Company’s ability to realize the anticipated benefits of the securities portfolio restructuring within the expected timeframe or at all, changes in local and national economies or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including values of real estate and other collateral; deposit flow; the impact of competition from traditional or new sources; changes in tariffs and trade barriers, including potential changes in U.S. and international trade policies and the resulting impact on the Company and the Bank’s borrowers; and other factors. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

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F&M BANK CORP.
Performance Summary
(in thousands, except share and per share data)
(unaudited)
	As of and for the Three Months Ended					Year to Date
	9/30/2026	6/30/2026	3/31/2026	12/31/2025	9/30/2025	9/30/2026	9/30/2025
Selected Income Statement Data
Interest and dividend income	$18,472	$18,103	$17,493	$17,622	$17,052	54,068	$50,129
Interest expense	6,178	5,771	6,064	6,562	6,557	18,013	19,664
Net interest income	12,294	12,332	11,429	11,060	10,495	36,055	30,465
Provision for credit losses	1,533	269	309	1,079	539	2,111	1,622
Net interest income after provision for credit losses	10,761	12,063	11,120	9,981	9,956	33,944	28,843
Noninterest income	2,930	4,854	2,897	2,798	2,734	10,681	8,369
Noninterest expenses	10,672	10,447	10,313	9,462	9,321	31,432	27,556
Income tax expense	376	1,102	478	434	445	1,956	1,315
Net Income	$2,643	$5,368	$3,226	$2,883	$2,924	$11,237	$8,341

Key Performance Ratios
Return on average assets[1,6]	0.74%	1.54%	0.94%	0.83%	0.87%	1.08%	0.85%
Return on average equity[1,6]	9.26%	19.54%	12.18%	10.99%	11.99%	13.62%	12.04%
Net interest spread [6]	3.07%	3.19%	2.95%	3.35%	3.31%	3.08%	3.30%
Net interest margin [6]	3.69%	3.79%	3.56%	3.40%	3.36%	3.68%	3.33%
Yield on earning assets [6]	5.54%	5.56%	5.44%	5.42%	5.45%	5.52%	5.48%
Cost of funds [6]	1.92%	1.83%	1.94%	2.07%	2.14%	1.90%	2.18%
Noninterest income to average assets [6]	0.83%	1.40%	0.85%	0.81%	0.82%	1.02%	0.85%
Noninterest expense to average assets [6]	3.01%	3.01%	3.01%	2.73%	2.78%	3.01%	2.81%

Share and Per Share Data
Net income - basic	$0.74	$1.52	$0.91	$0.82	$0.83	$3.17	$2.36
Net income - diluted	0.74	1.50	0.91	0.81	0.82	3.14	2.35
Book value per share	31.06	31.56	29.77	29.49	28.53	31.06	28.53

Selected Balance Sheet Data
Assets	$1,418,642	$1,397,134	$1,408,113	$1,372,936	$1,357,347	$1,418,642	$1,357,347
Securities available for sale	311,311	337,468	350,506	345,339	329,423	311,311	329,423
Loans held for sale	1,669	2,647	3,693	3,191	1,288	1,669	1,288
Loans held for investment	970,176	925,267	896,865	886,253	872,308	970,176	872,308
Allowance for credit losses	9,218	8,085	7,910	7,818	7,848	9,218	7,848
Deposits	1,281,573	1,257,450	1,275,064	1,245,212	1,235,341	1,281,573	1,235,341
Non-interest bearing	280,190	294,083	290,343	279,398	280,937	280,190	280,937
Interest bearing	1,001,383	963,367	984,721	965,814	954,404	1,001,383	954,404
Borrowings	9,930	9,926	9,921	9,917	7,000	9,930	7,000
Shareholders' equity	110,396	112,108	105,733	103,967	100,731	110,396	100,731
Average shares outstanding - basic	3,552,262	3,550,516	3,528,911	3,528,413	3,532,455	3,544,012	3,527,303
Average shares outstanding - diluted	3,587,229	3,584,485	3,560,093	3,557,220	3,558,868	3,577,404	3,551,339

Loan Data
Residential construction	$21,950	$22,997	$26,802	$31,118	$31,805	$21,950	$31,805
Other construction and land development	48,393	43,927	42,005	39,187	42,281	48,393	42,281
Secured by farmland	128,731	126,864	117,937	115,000	111,163	128,731	111,163
Home equity	60,636	57,243	53,550	51,393	50,401	60,636	50,401
Residential mortgage loans	280,432	271,089	257,693	249,341	240,139	280,432	240,139
Multifamily	25,912	25,865	25,276	18,854	14,621	25,912	14,621
Owner occupied commercial real estate	91,444	92,564	89,930	96,651	92,302	91,444	92,302
Non-owner occupied commercial real estate	143,206	119,997	116,446	114,434	114,375	143,206	114,375
Commercial and industrial loans	89,313	82,398	81,363	77,013	75,111	89,313	75,111
Credit card and other consumer loans	12,884	12,518	11,804	11,963	12,242	12,884	12,242
Automobile loans	63,509	65,982	69,922	77,080	83,458	63,509	83,458
Other loans	3,766	3,823	4,137	4,219	4,410	3,766	4,410
Total loans held for investment	$970,176	$925,267	$896,865	$886,253	$872,308	$970,176	$872,308

Asset Quality
Nonperforming loans to total loans[3]	0.43%	0.43%	0.54%	0.68%	0.85%	0.43%	0.85%
Allowance for credit losses to total loans[2]	0.95%	0.87%	0.88%	0.88%	0.90%	0.95%	0.90%
Allowance for credit losses to nonperforming loans	220.16%	204.94%	163.13%	129.35%	105.31%	220.16%	105.31%
Nonperforming assets to total assets[4]	0.30%	0.28%	0.34%	0.44%	0.55%	0.30%	0.55%
Net charge-offs to average loans[6]	0.17%	0.06%	0.09%	0.50%	0.49%	0.11%	0.28%
Nonperforming loans	$4,187	$3,945	$4,849	$6,044	$7,452	$4,187	$7,452
Nonperforming assets	4,187	3,945	4,849	6,044	7,452	4,187	7,452
Net charge-offs	410	130	198	1,116	1,059	738	1,778

Capital Ratios[5]
Leverage	9.14%	9.10%	8.84%	8.73%	8.69%	9.14%	8.69%
Risk-based capital ratios:
Common equity tier 1 capital	13.21%	13.50%	13.18%	13.11%	12.76%	13.21%	12.76%
Tier 1 capital	13.21%	13.50%	13.18%	13.11%	12.76%	13.21%	12.76%
Total capital	14.22%	14.43%	14.10%	14.04%	13.69%	14.22%	13.69%

Other Data
Number of banking offices	14	14	14	14	14	14	14
Number of full-time equivalent employees	187	184	179	173	170	187	170

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F&M BANK CORP.
Non-GAAP Reconciliation
(in thousands, except share and per share data)
(unaudited)
	As of
	9/30/2026	6/30/2026	3/31/2026	12/31/2025	9/30/2025
Tangible Common Equity and Tangible Assets
Total Assets (GAAP)	$1,418,642	$1,397,134	$1,408,113	$1,372,936	$1,357,347
Subtract: Goodwill	(3,082)	(3,082)	(3,082)	(3,082)	(3,082)
Subtract: Core Deposit Intangibles, net	(43)	(47)	(51)	(55)	(63)
Tangible assets (Non-GAAP)	$1,415,517	$1,394,005	$1,404,980	$1,369,799	$1,354,202

Total Shareholders' Equity (GAAP)	$110,396	$112,108	$105,733	$103,967	$100,731
Subtract: Goodwill	(3,082)	(3,082)	(3,082)	(3,082)	(3,082)
Subtract: Core Deposit Intangibles, net	(43)	(47)	(51)	(55)	(63)
Tangible common equity (Non-GAAP)	$107,271	$108,979	$102,600	$100,830	$97,586

Tangible Common Equity to Tangible Assets ratio	7.58%	7.82%	7.30%	7.36%	7.21%

Tangible Book Value Per Share
Tangible Common Equity (Non-GAAP)	$107,271	$108,979	$102,600	$100,830	$97,586
Common shares outstanding, ending	3,554,652	3,551,661	3,552,002	3,525,884	3,530,303
Tangible Book Value Per Share	$30.18	$30.68	$28.89	$28.60	$27.64

1 Ratios are primarily based on daily average balances.

2 Calculated based on Loans Held for Investment, excludes Loans Held for Sale.

3 Calculated based on 90 day past due loans and non-accrual loans to Total Loans.

4 Calculated based on 90 day past due loans, non-accrual loans, and other real estate owned to Total Assets.

5 Capital ratios are for Farmers & Merchants Bank.

6 Annualized

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